THE PRUDENTIAL [Logo]                                    December 31, 1989


            AMENDMENT TO BE ATTACHED TO AND MADE A PART OF
                        GROUP ANNUITY CONTRACTS


                           (the "Contracts")

                     ISSUED TO THE CONTRACT-HOLDER
                                  BY

              THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                           (the "Prudential")

The Group Annuity Contracts provide that the Contracts may be amended by Prudential to satisfy the requirements of any law or regulation administered by a governmental agency. Therefore, as a result of changes made to the Federal Internal Revenue Code by the Tax Reform Act of 1986, the Contracts are hereby amended in the following respects:

1. REGULAR CONTRIBUTIONS: Effective January 1, 1987, the contributions which are payable under this contract for a Participant are the Qualified Retirement Contributions described in Section 219(e) of the Federal Internal Revenue Code of 1986, as amended (the "Code"), which the Participant has directed for payment hereunder.

     The contributions made for a Participant for any of his tax years are subject to certain limits. They may not exceed the amounts specified in Code Section 219(b)(1) for any tax year of the Participant.

     A contribution may be made for a non-working spouse of a Participant. However, the sum of the contributions made for the working and non-working spouses may not exceed the amounts specified in Code Section 219(c)(2) for any tax year of the Participant.

     The contribution limits described in the two preceding paragraphs may be reduced for certain Participants as provided in Code Section 219(g).

2. DEATH PAYMENTS: Effective January 1, 1987, death benefits payable under the Contracts to a Participant's Beneficiary prior to the date (i) on which an annuity has been purchased for the Participant or (ii) on which minimum distributions have commenced to the Participant pursuant to Code Section 401(a)(9) will be paid as set forth in this item 2. Death benefits payable under the Contracts to a Participant's Beneficiary on or after the date on which an annuity has been purchased for the Participant or on which minimum distributions have commenced to the Participant pursuant to Code Section 401(a)(9) will be paid as set forth in item 3. below.













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     The Beneficiary may elect payment in any of the following forms, unless the
     Participant has directed otherwise:

     (a)  a lump sum;

     (b) an annuity form described in the Contracts, other than one which provides for payment after the death of the Annuitant to a Contingent Annuitant;

     (c)  any other settlement method to which Prudential consents; or

     (d)  a combination of all or any two of (a), (b) and (c) above.

     Any lump sum payment to a Beneficiary will be subject to the following:

     - If the lump sum is payable to the Participant's spouse, payment of such lump sum will be made no later than the later of (i) the December 31 of the calendar year following the one in which the Participant's death occurred or (ii) the December 31 of the calendar year in which the Participant would have attained age 70 1/2.

     - If the lump sum is payable to a Beneficiary who is other than the Participant's Spouse, payment of such lump sum will be made no later than the December 31 of the calendar year in which the fifth anniversary of the Participant's death occurs.

     If payments are to be made to a Beneficiary in a form other than a lump sum, such payments will be subject to the following:

     - If the Beneficiary is the Participant's spouse, payments must commence no later than the later of (i) the December 31 of the calendar year following the one in which the Participant's death occurred or (ii) the December 31 of the calendar year in which the Participant would have attained age 70 1/2. Such payments must be paid over the life of the spouse or over a period not exceeding the life expectancy of the spouse.

     - If the Beneficiary is other than the Participant's spouse, payments must commence no later than the December 31 of the calendar year following the one in which the death of the Participant occurred. Such payments must be paid over the life of the Beneficiary or over a period not exceeding the life expectancy of the Beneficiary.

     If:

     (1)  the Beneficiary does not elect a method of distribution and

     (2) the Participant has not directed that a specific method of distribution be provided for his Beneficiary,

     then any death benefits becoming payable under the Contracts shall be paid in a lump sum commencing no later than the December 31 of the calendar year in which the fifth anniversary of the Participant's death occurs.












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     All death benefits pursuant to this item 2. shall be made at the time and in the manner prescribed in Code Section 401(a)(9) and the Regulations issued thereunder.

3. DISTRIBUTIONS: Effective January 1, 1987, a Participant may elect to receive a distribution of his Account(s) under the Contracts in any of the following forms:

     (a)  a lump sum;

     (b)  any annuity form described in the Contracts;

     (c)  any other settlement method to which Prudential consents;

     (d)  a combination of all or any two of (a), (b) and (c) above.

     Any portion of a Participant's Account(s) which is paid to him as a lump sum will be subject to the withdrawal provisions under the Contracts.

     Any payments becoming due to the Beneficiary of a Participant who began receiving a distribution pursuant to paragraph (c) may, unless the Participant has directed otherwise, be paid in any of the forms described in this item 3., as elected by the Beneficiary, except for an annuity which provides for payment after the death of the Annuitant to a Contingent Annuitant.

     Any payments becoming due to the Beneficiary of a Participant who began receiving an annuity pursuant to paragraph (b) will, unless the Participant has directed otherwise, be paid as provided under the terms of the annuity as described in the Contracts.

     Anything in the Contracts to the contrary notwithstanding, any payments made to a Beneficiary in accordance with the two preceding paragraphs will meet the requirements of Code Section 401(a)(9) and the Regulations issued thereunder.

4. REQUIRED DISTRIBUTION DATE: Effective January 1, 1987, distributions are required to commence to the Participant as of his Required Distribution Date. A Participant's Required Distribution Date is the April 1 of the calendar following the one in which the Participant attains age 70 1/2.

5. MINIMUM REQUIRED DISTRIBUTION: Effective January 1, 1987, Prudential will notify a Participant, prior to such Participant's Required Distribution Date, as determined from the records of Prudential on the basis of information furnished to Prudential, that he may be required to receive a minimum distribution from his Account(s) under the Contracts in accordance with Code Section 401(a)(9) and the Regulations issued thereunder. Such notice will include information so as to assist the Participant in computing the amount of his required minimum distribution. Following such notice, a Participant may request that the required minimum distribution be paid to him from the Contracts by his Required Distribution Date.












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     If the Participant does not request a distribution of any portion of his
     Account(s) under the Contracts pursuant to this item 5., Prudential shall be under no obligation to make such distribution.

6. ANNUITIES: Effective January 1, 1987, all annuities purchased under the Contracts will meet the requirements of Code Section 401(a)(9) and the Regulations issued thereunder.



                                             THE PRUDENTIAL INSURANCE COMPANY
                                                       OF AMERICA

                                             George R. Molson

                                             VICE PRESIDENT, CONTRACTS

























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